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                                                                     Exhibit 5.1

February 14, 2000



Intek Information, Inc.
5619 DTC Parkway, 12th Floor
Englewood, CO 80111

Re:  Registration Statement on Form S-1

Gentlemen:

We have acted as counsel to Intek Information, Inc. (the "Company") in connection with the preparation and filing of a Registration Statement on Form S-1 (the "Registration Statement") registering under the Securities Act of 1933, as amended, an aggregate of 5,175,000 shares (the "Shares") of common stock of the Company ("Common Stock"). As such, we have examined the Registration Statement, the Company's Articles of Incorporation and Bylaws (as amended), and minutes of meetings of the Company's Board of Directors.

Based upon the foregoing, and assuming that the Shares will be sold in accordance with the Registration Statement at a time when effective, we are of the opinion that, the shares of Common Stock will be validly issued, fully paid and non-assessable securities of the Company.

We consent to the use of this opinion as an exhibit to the Registration Statement and to the references to our firm in the Prospectus which is made a part of the Registration Statement.

Sincerely,

CHRISMAN, BYNUM & JOHNSON, P.C.

s/s Chrisman, Bynum & Johnson, P.C.